Date of Filing:  January 25, 2002                          File No.____________

                       Securities and Exchange Commission
                                Washington, D.C.

                                    FORM U5A

                          NOTIFICATION OF REGISTRATION
                         Filed under Section 5(a) of the
                   Public Utility Holding Company Act of 1935

                      -------------------------------------

     The undersigned holding companies hereby notify the Securities and Exchange Commission that they register under and pursuant to the provisions of Section 5(a) of the Public Utility Holding Company Act of 1935 and furnish the following information as to the registrants and subsidiary companies thereof:

     1.   Exact name of registrants:

          (a)  New National Grid plc;
          (b)  National Grid (US) Investments 4;
          (c)  National Grid (US) Partner 1 Limited;
          (d)  National Grid (US) Partner 2 Limited;
          (e)  National Grid Holdings Inc.

     2.   Address of principal executive offices:

          New National Grid plc National Grid (US) Investments
          4 National Grid (US) Partner 1 Limited National Grid
          (US) Partner 2 Limited 15 Marylebone Road London
          NW15JD United Kingdom

          National Grid Holdings Inc.
          25 Research Drive
          Westborough, MA 01582

     3. Name and address of officer to whom notices and communications should be addressed:

          New National Grid plc National Grid (US) Investments 4 National Grid (US) Partner 1 Limited National Grid
          (US) Partner 2 Limited Fiona Smith Company Secretary and General Counsel 15 Marylebone Road London NW15JD United Kingdom

          National Grid Holdings Inc.
          John G. Cochrane
          Director
          25 Research Drive
          Westborough, MA 01582


     4. Required information regarding the registrant and each subsidiary company thereof (indented to reflect parent-subsidiary relationships):




----------------------------------------------- ----------------- ------------------- -----------------------
Name of Company                                 Form of           Country or U.S.     Type of Business
                                                Organization      State of
                                                (using the        Organization
                                                terminology of
                                                Jurisdiction)
----------------------------------------------- ----------------- ------------------- -----------------------



1.  National Grid Group plc                     Public Limited    England & Wales     Holding Company
    Company ("plc)
----------------------------------------------- ----------------- ------------------- -----------------------

1.1 National Grid (US) Holdings Ltd             Private Limited   England & Wales     Intermediate Holding
                                                Company ("Priv.                       Company
                                                Ltd Co.")
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1 National Grid (US) Investments 4          unlimited         England & Wales     Intermediate Holding
                                                company                               Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1 National Grid (US) Partner 1            Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.2  National Grid (US) Partner 2           Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.3  National Grid Eight Limited            Priv. Ltd Co.     England & Wales     Special-purpose
                                                                                      Financing Vehicle
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1 National Grid General Partnership     General           Delaware            Intermediate Holding
                                                Partnership                           Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1 National Grid Holdings Inc.         Corporation       Delaware            Intermediate Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.2  Teldata LLC                        Limited           Delaware            Inactive
                                                Liability
                                                Corporation
                                                ("L.L.C.")
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1 National Grid USA                 Corporation       Delaware            Intermediate Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.1 Granite State Electric Company  Corporation       New Hampshire       Electric Public
                                                                                      Utility
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.2  Massachusetts Electric         Corporation       Massachusetts       Electric Public
                 Company                                                              Utility
----------------------------------------------- ----------------- ------------------- -----------------------
1.1.1.1.1.1.1.3 Nantucket Electric Company      Corporation       Massachusetts       Electric Public
                                                                                      Utility
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.4 New England Power Company       Corporation       Massachusetts       Electric Public
                                                                                      Utility
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.4.1 Connecticut Yankee Atomic     Corporation       Connecticut         Nuclear Plant Owner
                  Power Co.
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.4.2 Maine Yankee Atomic Power     Corporation       Maine               Nuclear Plant Owner
                  Co.
----------------------------------------------- ----------------- ------------------- -----------------------

                                       2

1.1.1.1.1.1.1.4.3 Vermont Yankee Nuclear        Corporation       Vermont             Nuclear Plant Owner
                  Power Corporation
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.4.4 Yankee Atomic Electric Co.    Corporation       Massachusetts       Nuclear Plant Owner
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.5 New England                     Corporation       Massachusetts       Electric Transmission
                Hydro-Transmission                                                    Utility
                Electric Co., Inc
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.6 New England Hydro Trans Corp.   Corporation       New Hampshire       Electric Transmission
                                                                                      Utility
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.6.1 New England Hydro-Finance     Corporation       Massachusetts       Finance Company
                  Company, Inc.
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.7 New England Electric            Corporation       New Hampshire       Electric Transmission
                Transmission Corp.                                                    Utility
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.8 The Narragansett Electric       Corporation       Rhode Island        Public Utility Company
                Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.9 Wayfinder Group, Inc.           Corporation       Massachusetts       Utility Consulting,
                                                                                      Energy-Related Company,
                                                                                      Nonutility Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.9.1 NEWHC, Inc.                   Corporation       Massachusetts       Inactive
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.9.2 Monitoring Technology Corp.   Corporation       Delaware            Component Wear
                                                                                      Technology Design and
                                                                                      Manufacture
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.9.3 Nexus Energy Software Inc.    Corporation       Massachusetts       Software/Marketing
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.9.4 Separation Technologies Inc.  Corporation       Delaware            Ash Processing
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.10 NEES Energy Inc.               Corporation       Massachusetts       Marketing
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.10.1 AEMC, LLC                    L.L.C.            Delaware            Inactive
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.10.1.1 AEDR Fuels LLC             L.L.C.            Maine               Inactive
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.11 EUA Energy Investment Corp.    Corporation       Massachusetts       Energy-Related Company,
                                                                                      Nonutility Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.11.1 EUA Bioten, Inc.             Corporation       Massachusetts       Inactive
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.11.2 Eastern Unicord Corp.        Corporation       Massachusetts       Inactive
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.12 National Grid Transmission     Corporation       Massachusetts       Utility Consulting
                 Services Corp.                                                       Services
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.13 National Grid USA Service      Corporation       Massachusetts       Service Company
                 Company Inc.
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.14 NEES Communications, Inc.      Corporation       Massachusetts       Telecommunications
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.14.1 Goddard GigaPoP LLC          L.L.C.            Delaware            Telecommunications
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.14.2 NEES Telcommunications Corp  Corporation       Massachusetts       Inactive
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.15 Metrowest Realty LLC           L.L.C.            Delaware            Real Estate
                                                                                      Investment Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.16 New England Energy Inc.        Corporation       Massachusetts       Inactive
----------------------------------------------- ----------------- ------------------- -----------------------

1.1.1.1.1.1.1.17 New England Wholesale          Corporation       Massachusetts       Inactive
                 Electric Co
----------------------------------------------- ----------------- ------------------- -----------------------

1.2 National Grid Holdings Ltd                  Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.1 National Grid Company plc                 plc               England & Wales     Electric Transmission
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.1.1 NGC Leasing Ltd                         Priv. Ltd Co.     England & Wales     Leasing Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.1.2 NGC Properties Ltd.                     Priv. Ltd Co.     England & Wales     Real Estate
                                                                                      Development
----------------------------------------------- ----------------- ------------------- -----------------------

                                       3


1.2.1.3 National Grid Nominees Limited          Priv. Ltd Co.     England & Wales     Nominee Shareholder
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.1.3.1 New National Grid Plc                 plc               England & Wales     Holding Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.1.3.1.1 Grid Delaware Inc.                  Corporation       Delaware            Merger Vehicle
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.2 National Grid Four Limited                Priv. Ltd Co.     England & Wales     Holding Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.3 National Grid Jersey Holdings Five        Priv. Ltd Co.     Jersey              Holding Company
      Limited
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.3.1 National Grid Three Limited             Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.3.1.1 NGG Telecoms Limited                  Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.3.1.1.1 Energis plc                         plc               England & Wales     Telecommunications
                                                                                      Holding Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.4 NGG Telecoms Investment Limited           Priv. Ltd Co.     England & Wales     Holding Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.5 National Grid Jersey Holdings Four        Priv. Ltd Co.     Jersey              Holding Company
      Limited
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.5.1 Gridcom Limited                         Priv. Ltd Co.     England & Wales     Telecommunications
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.6 National Grid Jersey Holdings Three       Priv. Ltd Co.     Jersey              Holding Company
      Limited
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.6.1 FirstPoint Energy Corp. (formerly       Corporation       Delaware            Energy Related
        Myutility, Inc.)                                                              Services
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.7 National Grid Jersey Holdings Two         Priv. Ltd Co.     Jersey              Holding Company
      Limited
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.8 National Grid Gold Limited                Priv. Ltd Co.     England & Wales     Investment Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.9 National Grid Insurance Limited           Priv. Ltd Co.     Guernsey            Captive Insurer
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.10 National Grid Two Limited                Priv. Ltd Co.     England & Wales     Financial Management
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11 National Grid Five Limited               Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.1 NatGrid Finance Holdings Ltd           Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.1.1 NatGrid Finance Ltd                  Priv. Ltd Co.     England & Wales     Financial Services
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.1.1.1 NG Jersey Ltd                      Priv. Ltd Co.     Jersey              Financial Services
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.1.1.2 NG Investments Limited             Priv. Ltd Co.     Jersey              Financial Services
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.1.1.2.1 NatGrid Investments Limited      Priv. Ltd Co.     England & Wales     Financial Services
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.2 NGC Two Ltd                            Priv. Ltd Co.     England & Wales     Inactive
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.2.1 The National Grid Investments Co.    Private           England & Wales     Inactive
           Unlimited Co.
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.3 National Grid Six Limited              Priv. Ltd Co.     England & Wales     Financial Services
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4 National Grid International Limited    Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.1 National Grid (IOM) UK Limited       Priv. Ltd Co.     Isle of Man         Holding Company
                                                                  (resident in
                                                                  England)
----------------------------------------------- ----------------- ------------------- -----------------------

                                       4



1.2.11.4.2 National Grid Seven Limited          Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1 National Grid Holdings BV          Priv. Ltd Co.     Netherlands         Holding Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1.1 National Grid Manquehue BV       Priv. Ltd Co.     Netherlands         Holding Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1.1.1 Manquehue Net S.A.             Priv. Ltd Co.     Chile               Holding Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1.1.1.1 Silica Net S.A.              Priv. Ltd Co.     Chile               Holding Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1.1.1.1.1 Silica Networks Chile      Priv. Ltd Co.     Chile               Telecommunications
                     S.A.                                                             Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1.2 National Grid Chile BV           Priv. Ltd Co.     Netherlands         Holding Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.2.1.2.1 SCC Uno S.A.                   Priv. Ltd Co.     Chile               Holding Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.2.1.2.1.1 Silica Networks Argentina    Priv. Ltd Co.     Argentina           Telecommunications
                   S.A.                                                               Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1.3 National Grid Finance BV         Priv. Ltd Co.     Netherlands         Holding Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1.3.1 Compania Inversora En          Priv. Ltd Co.     Argentina           Holding Company
                 Transmicion Electrica
                 Citelec SA

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.2.1.3.1.1 Compania de Transporte de    Priv. Ltd Co.     Argentina           Electric Transmission
                   Energia Electrica                                                  Company
                   en Alta Tension Transener
                   SA

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.2.1.1.1.1 Empresa de Transporte de     Priv. Ltd Co.     Argentina           Electric Transmission
                   Energia electrica Por                                              Company
                   distribution Troncal de
                   la Provincia de Buenos
                   Airies Sociedad Anonima
                   Transba SA
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1.4 National Grid Brazil Finance     unlimited         England & Wales     Investment Company
                                                liability
                                                company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1.5 National Grid Reserve VIII BV    Priv. Ltd Co.     Netherlands         Business Development
                                                                                      Vehicle
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1.6 National Grid Brazil BV          Priv. Ltd Co.     Netherlands         Holding Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1.6.1 JVCO Participacoes Ltda        Priv. Ltd Co.     Brazil              Telecommunications
                                                                                      Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.2.1.6.1.1 Holdco Participacues Ltda    Priv. Ltd Co.     Brazil              Holding Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.2.1.6.1.1.1 Intellig Telecomunica      Priv. Ltd Co.     Brazil              Telecommunications
                     coes Ltda                                                        Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.2.1.7 National Grid Zambia BV          Priv. Ltd Co.     Netherlands         Holding Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.2.1.7.1 Copperbelt Energy              Plc               Zambia              Electricity
                 Corporation Plc                                                      Transmission Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.2.1.8 National Grid Holland Limited    Priv. Ltd Co.     England & Wales     Investment Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.2.1.9 National Grid Poland BV          Priv. Ltd Co.     Netherlands         Holding Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.2.1.9.1 Energis Polskia Sp zo.o        Priv. Ltd Co.     Poland              Telecommunication
                                                                                      Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.2.1.9.1.1 CEL Polska Sp zo.o           Priv. Ltd Co.     Poland              Telecommunication
                                                                                      Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.3 National Grid Indus BV               Priv. Ltd Co.     Netherlands         Business Development
                                                                  (resident in        Vehicle
                                                                  England)
----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.4 National Grid Overseas Ltd           Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.4.1 National Grid Overseas Two Ltd     Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.5 NG Procurement Holdings Ltd.         Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company

----------------------------------------------- ----------------- ------------------- -----------------------

                                       5


1.2.11.4.5.1 National Grid Procurement BV       Priv. Ltd Co.     Netherlands         Holding Company
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.5.1.1 Eutilia NV                       Public Company    Netherlands         Electronic Supplier
                                                                                      of Utility Goods
                                                                                      and Services

----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.6 National Grid Australia GP Pty Ltd.  Priv. Ltd Co.     Australia           General Partner
----------------------------------------------- ----------------- ------------------- -----------------------

1.2.11.4.7 National Grid Australia LLP          Limited           Australia           Holding Company
           Liability Partnership

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.7.1 National Grid Australia Pty Ltd.   Priv. Ltd Co.     Australia           Holding Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.11.4.7.1.1 Basslink Pty Ltd.                Priv. Ltd Co.     Australia           Developing
                                                                                      Interconnector
                                                                                      in Australia

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.12 National Grid One Limited                Priv. Ltd Co.     England & Wales     Investment Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.13 Elexon Ltd.                              Priv. Ltd Co.     England & Wales     A Non-profit Company
                                                                                      Required Under the
                                                                                      U.K. Electricity
                                                                                      Regulatory Regime

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.14 EnMo Limited                             Priv. Ltd Co.     England & Wales     Gas Market
                                                                                      Administrator

----------------------------------------------- ----------------- ------------------- -----------------------
1.2.15 NGG Telecoms Holdings Ltd.               Priv. Ltd Co.     England & Wales     Intermediate Holding
                                                                                      Company

----------------------------------------------- ----------------- ------------------- -----------------------
1.3  NGG Finance plc                            Plc               England & Wales     Special Purpose
                                                                                      Financing Company
----------------------------------------------- ----------------- ------------------- -----------------------


                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and State of Massachusetts on the 24 day of January, 2002.

                                New National Grid plc;
                                National Grid (US) Investments 4;
                                National Grid (US) Partner 1 Limited;
                                National Grid (US) Partner 2 Limited;
                                 National Grid Holdings Inc.



                                 By: /s/  John G. Cochrane
                                     -----------------------
                                          John G. Cochrane
                                          Authorized Representative

Attest:

/s/ Kirk Ramsauer
----------------------
Kirk L. Ramsauer
Deputy General Counsel and
  Authorized Signer
National Grid Companies

                                  VERIFICATION

State of Massachusetts
County of Suffolk.

     The undersigned being duly sworn and deposes and says that he has duly executed the attached notification of registration dated January 24, 2002 for and on behalf of:

                           New National Grid plc;
                           National Grid (US) Investments 4;
                           National Grid (US) Partner 1 Limited;
                           National Grid (US) Partner 2 Limited;
                           National Grid Holdings Inc.;

that he is a Director of National Grid Holdings Inc. and authorized to sign on behalf of it and the remaining registrants; and that all action by stockholders, directors and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

                                                /s/  John G. Cochrane
                                                ---------------------
                                                     John G. Cochrane

(Official Seal)

Subscribed and sworn to before me,

a Notary Public,

this 24th day of January, 2002.

/s/ Gifty Bentum-Inkabi
-----------------------
My commission expires:  May 17, 2007